                                                              Exhibit T.3E.23


                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF LOUISIANA

In the Matter of:                            :     No. 95-14545 TMB
                                             :     Section A
HARRAH'S JAZZ COMPANY,                       :
                                             :     jointly administered
                                    Debtor.  :     with
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14544 TMB
                                             :     Section A
HARRAH'S JAZZ FINANCE CORP.,                 :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :
                                             :
In the Matter of:                            :     No. 95-14871 TMB
                                             :     Section A
HARRAH'S NEW ORLEANS                         :
INVESTMENT COMPANY,                          :
                                             :     Chapter 11
                                    Debtor.  :     Reorganization
------------------------------------         :

          SUMMARY OF DEBTORS' SIXTH AMENDED JOINT DISCLOSURE STATEMENT
            PURSUANT TO SECTIONS 1125 AND 1127 OF THE BANKRUPTCY CODE

Dated: September 3, 1998

                                  JENNER & BLOCK
                                  One IBM Plaza
                                  Chicago, Illinois 60611
                                  Telephone: (312) 222-9350
                                  Fax: (312) 840-7353

                                  WILLIAM HARDY PATRICK, III
                                  A Professional Corporation
                                  10636 Linkwood Court
                                  Baton Rouge, Louisiana 70810-2854
                                  Telephone: (504) 767-1460
                                  Fax: (504) 769-0010

                                  Attorneys for Harrah's Jazz Company
                                  and Harrah's Jazz Finance Corp.

                                  HELLER, DRAPER, HAYDEN &
                                  HORN, L.L.C.
                                  650 Poydras Street, Suite 2500
                                  New Orleans, Louisiana 70130
                                  Telephone: (504) 568-1888
                                  Fax: (504) 522-0949

                                  Attorneys for Harrah's New Orleans
                                  Investment Company

                                  LATHAM & WATKINS
                                  885 Third Avenue
                                  New York, New York 10022
                                  Telephone: (212) 906-1200
                                  Fax: (212) 751-4864

                                  Attorneys for Harrah's
                                  Entertainment, Inc.

         Harrah's Jazz Company, a Louisiana general partnership and debtor in possession ("HJC"), Harrah's Jazz Finance Corp., a Delaware corporation and debtor in possession ("Finance Corp."), Harrah's New Orleans Investment Company, a Nevada corporation and debtor in possession ("HNOIC" and, together with HJC and Finance Corp., the "Debtors"), and Harrah's Entertainment, Inc., a Delaware corporation ("HET" and, together with the Debtors, the "Proponents"), submit this Summary of the Debtors' Sixth Amended Joint Disclosure Statement (the "Summary Disclosure Statement") pursuant to Sections 1125 and 1127 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors. This Summary Disclosure Statement is submitted in connection with (i) the solicitation of acceptances or rejections of the Debtors' Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998 (the "Plan") filed by the Proponents with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") and (ii) the hearing to consider approval of the proposed plan modifications (the "Confirmation Hearing") scheduled for the date set forth in the accompanying notice. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

    1.   Prior Versions of the Plan of Reorganization

         This Summary Disclosure Statement describes modifications to prior versions of the Plan which were formulated at earlier stages of these proceedings, as follows:

    - The Original Plan. On February 28, 1997, the Proponents filed their Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of February 26, 1997. In March 1997, copies of that plan and Debtors' Third Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code were distributed to all holders of Claims against the Debtors that voted on the Original Plan (as defined below), and all holders of Claims against the Debtors were sent ballots on which they could indicate their acceptance or rejection of that plan. That plan received the requisite votes for acceptance by creditors and, as voted upon by all affected parties entitled to vote and as modified in connection with the hearing on confirmation, was confirmed by the Bankruptcy Court on April 28, 1997. As so modified and confirmed, it is referred to herein as the "Original Plan." The effectiveness of the Original Plan was conditioned upon, among other things, the execution and delivery of a modified casino operating contract and all necessary approvals, if any, from the State of Louisiana (the "State"). Although the Louisiana Gaming Control Board ("LGCB") approved a modified casino operating contract (the "April 29, 1997 Casino Operating Contract") and related documents in connection with the Original Plan, the State took the position that the State legislature must also give its approval, which the State legislature failed to do in its regular session which adjourned on June 23, 1997. Consequently, the Original Plan did not take effect.

    - The June 26, 1997 Plan. In light of the State legislature's adjournment without action on the April 29, 1997 Casino Operating Contract, on June 26, 1997, the Proponents sought Bankruptcy Court approval to modify the Original Plan to provide, among other things, for the assumption of HJC's existing casino operating contract without any amendments requiring the approval of the LGCB or the State legislature (the "June 26, 1997 Plan"). In July 1997, the Debtors' Fourth Amended Summary Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code, was circulated to all parties entitled to vote on the June 26, 1997 Plan. The State and the LGCB vigorously opposed the June 26, 1997 Plan. Negotiations ensued with the various parties in interest in the reorganization, including the official committee of Bondholders appointed in HJC's Chapter 11 case (the "Bondholders Committee") and a syndicate of banks led by Bankers Trust Company, HJC's primary prepetition lenders. Because those negotiations ultimately proved successful, the June 26, 1997 Plan was not presented to the Bankruptcy Court for a final hearing on confirmation.

    - The January 29, 1998 Plan. Negotiations among the various parties in interest resulted in the preparation of revisions to the April 29, 1997 Casino Operating Contract, incorporating, among other things, a guaranty of the annual minimum payments due under an amended casino operating contract. On December 9, 1997, the LGCB unanimously approved an amended version of the casino operating contract (as so modified, the "December 9, 1997 Casino Operating Contract") for submission to the Governor of the State with the request that he submit it to the State legislature for its approval. Shortly thereafter, the Proponents proposed a new set of modifications to the Original Plan which abandoned the modifications proposed in the June 26, 1997 Plan. In December 1997, copies of the Original Plan as so modified, the Debtors' Fifth Amended Joint Disclosure Statement Pursuant to Sections 1125 and 1127 of the Bankruptcy Code (the "Fifth Disclosure Statement"), and ballots affording creditors an opportunity to change votes previously cast with respect to the Original Plan were distributed to all holders of claims entitled to vote on such plan. With the requisite number of votes for acceptance continuing to be received in support of the Original Plan as so modified, the Bankruptcy Court entered an order on January 29, 1998 approving those modifications, as well as certain other immaterial modifications, and confirming the Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified Through January 29, 1998 (the "January 29, 1998 Plan").

    - The Existing Plan. The effectiveness of the January 29, 1998 Plan, like the Original Plan, was conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. The Governor initially indicated that he would call a special session of the State legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include consideration of the December 9, 1997 Casino Operating Contract in his call for the special session. Instead, on March 20, 1998, the LGCB approved an amended and renegotiated Casino Operating Contract among HJC, Jazz Casino Company, L.L.C. ("JCC") and the State, by and through the LGCB, with certain minor modifications (the "Amended and Renegotiated Casino Operating Contract"), subject to, among other conditions, the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC or JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. Following the LGCB's approval of the Amended and Renegotiated Casino Operating Contract without the State legislature's approval, the Proponents filed a motion to approve further modifications to the January 29, 1998 Plan to take into account, among other things, the LGCB's approval of the Amended and Renegotiated Casino Operating Contract without legislative approval. These modifications were deemed by the Bankruptcy Court to be immaterial in nature and therefore were not circulated for a vote. On April 6, 1998, the Bankruptcy Court entered an order confirming the Third Amended Joint Plan of

         Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified Through April 6, 1998 (the "Existing Plan").

    2. The Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998

         The effectiveness of the Existing Plan, as with its predecessors, is conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. While the LGCB has given its approval to the Amended and Renegotiated Casino Operating Contract, that approval will not become final, and the contract cannot be executed, until, among other things, the LGCB makes a determination that certain of the owners and operators of the land-based casino facility to be located on the site of the former Rivergate Convention Center in New Orleans (the "Casino") are suitable under applicable rules and regulations, and until certain regulatory rulings and approvals are received. In order to make this determination, the LGCB requires that the successors to the Debtors, the manager of the Casino and certain of their respective shareholders, members, officers and directors undergo extensive investigation and review by the LGCB and State Police, including character and financial responsibility review, to be found suitable and qualified under the Louisiana Economic Development and Gaming Act and to obtain the requisite authorizations, permits and licenses. That process has commenced. The Chairman of the LGCB has stated that the process is targeted to conclude in October of 1998, although there can be no assurance that the process will be completed by such time.

         In the meantime, and in connection with preparations for consummation of the Existing Plan, HJC commenced a review of the partially-constructed Casino and adjoining parking lot structure to determine (i) what redesign of the Casino interior will be necessitated by the dedication of the second floor of the Casino building to non-gaming uses and by the other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, (ii) whether to upgrade the Casino design and gaming equipment to meet more intense competition from other gaming facilities such as those located on the Mississippi Gulf Coast, (iii) the extent of physical deterioration to the Casino structure and adjoining parking facilities during the three year reorganization process, and (iv) the extent to which increased costs resulting from proposed modifications and additions might be offset by changes to the Casino design. In addition, HJC obtained estimates for the costs of the various modifications to the Casino project under consideration, and also determined what costs have and will be occasioned by the delay in the reorganization process resulting from the developments described above.

         Upon determining what modifications and additions to the Casino project are reasonably necessary to its success, what other changes to the Casino design should be made to partially offset the increased costs occasioned by such modifications and the delay in the reorganization process, and after negotiations with the Bondholders Committee and Bankers Trust Company, HJC revised its budget for completion and operation of the Casino. HJC's revised budget for completion of the Casino project contemplates, among its components, $25 million in additional new financing and the cancellation of all accrued interest on the DIP Loan (as defined below). HJC also has determined that it is desirable to modify the corporate structure of the reorganized entities emerging from bankruptcy. Due to the above modifications, HJC proposes to modify the Confirmed Plan as set forth in the proposed Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998, (the "Plan"), a copy of which, along with the exhibits thereto, is attached to this Summary Disclosure Statement as Exhibit "A." A copy of the Financial Forecast is also attached to this Summary Disclosure Statement as Exhibit "B." The Liquidation Analysis (Exhibit "C" to prior disclosure statements) is not attached hereto as it has not changed from that used in connection with prior versions of the Plan. Specifically, since the time the Liquidation Analysis attached as Exhibit "C" to the Original Plan was prepared, assets available for distribution have not increased, while the

DIP Lender's (as defined below) superpriority claim has increased. Thus, if the analysis were updated, the only change in the distributions that would result would be that a smaller portion of the DIP Lender's claim would be satisfied; anticipated distributions with respect to the other claims would not change. In light of the lack of effect on the results of the analysis with respect to all creditors except the DIP Lender (which is an affiliate of HET, one of the Proponents), and in the interest of preserving the assets of the Debtors' estates, the Proponents have not commissioned the preparation of an updated liquidation analysis.

    3.   Summary of Modifications Proposed in The Plan

         The primary modifications made in the Existing Plan and contained in the accompanying Plan are as follows:

    - Modified Credit Facilities for the Reorganized Debtors. The Existing Plan contemplates that the reorganized Debtors would obtain term loans in the aggregate amount of up to $199 million; $60 million under the A Term Loan and $139 million under the B Term Loan. (The Fifth Disclosure Statement distributed in connection with the solicitation of votes on the January 29, 1998 Plan contemplated $135 million (as opposed to $139 million) of availability under the B Term Loan. In connection with confirmation of the January 29, 1998 Plan, the Bankruptcy Court determined that the $4 million variance was immaterial and did not require further disclosure to creditors at that time.)

         Under the Plan, the B Term Loan will be increased by $12.5 million to a total of $151.5 million, resulting in the availability of up to $211.5 million in term loans. In addition, the junior subordinated credit facility provided by HET will be increased by $12.5 million, resulting in a total of $22.5 million of availability under the junior subordinated credit facility. The amount available to JCC under the working capital facility will remain at $25 million.

    - Cancellation of Claim For Accrued DIP Interest. The Plan provides that the claim of Harrah's Operating Company, Inc., a Delaware corporation and a wholly-owned subsidiary of HET ("HOCI"), or an affiliate thereof (collectively, the "DIP Lender") for accrued interest on the debtor-in-possession loans (the "DIP Loan"), which was to be paid under the Existing Plan to the DIP Lender on the Effective Date, will be cancelled on the Effective Date. The Proponents estimate that this will provide JCC with in excess of $5 million in additional funds on the Effective Date.

    - Revised Corporate Structure. The Plan provides that except for certain excess real property not needed for development and operation of the Casino, all the assets of the Debtors will vest in JCC. Title to the excess real property owned by the Debtors at 3 Canal Place in New Orleans, adjacent to the Canal Place shopping center, will vest in CP Development, L.L.C. ("CP Development"), a newly formed Louisiana limited liability company, and title to the excess real property owned by the Debtors on Fulton and Poydras Streets in New Orleans, adjacent to the Casino parking facilities, will vest in FP Development, L.L.C. ("FP Development"), a newly formed Louisiana limited liability company. CP Development and FP Development will be wholly-owned by JCC Intermediary Company, L.L.C., a Louisiana limited liability company ("JCC Intermediary"), which, in turn, will be wholly-owned by JCC Holding Company, a Delaware corporation ("JCC Holding"). Pending the resolution of certain structural considerations, JCC Intermediary may be eliminated prior to the Effective Date. In such case, CP Development and FP Development will be wholly-owned by JCC

         Holding.

         Under the Plan, treatment of allowed Claims of general, unsecured creditors and former employees at the Casino remain unchanged.

    4.   Voting Procedure

         Because some or all of the modifications to the Existing Plan proposed in the accompanying Plan might be regarded as material, the Proponents have elected to re-solicit the holders of Claims that are entitled to vote to accept or reject the Plan to determine whether they wish to change their votes on the Existing Plan. The Plan continues to provide for releases by the Debtors of claims against other parties in interest and consensual releases by non-debtors of claims against other non-debtor persons or entities.

         If you timely voted to accept or reject the Original Plan (or later changed your vote in connection with the solicitation of votes on the January 29, 1998 Plan), you will be deemed to have accepted or rejected, as the case may be, the accompanying modified Plan unless you affirmatively change your vote on the accompanying ballot. Consequently, if you do not wish to change the vote you previously cast, you need do nothing further. Similarly, Bondholders as of May 5, 1997 will be deemed to have given or not given the releases in the manner elected with respect to the Original Plan for purposes of this Plan, unless such Bondholders affirmatively change their release election in accordance with the procedure set forth in the accompanying notice . The Proponents are proposing the modifications contained in the accompanying Plan pursuant to Section 1127(b) of the Bankruptcy Code, and have sought and obtained approval of this Summary Disclosure Statement in support of the Plan, as modified. Accompanying the copies of this Summary Disclosure Statement distributed to holders of Claims entitled to vote are ballots for acceptance or rejection of the Plan, as modified, to be returned to the following address, all in accordance with the procedures set out in the accompanying notice:

             Balloting Agent for In re Harrah's Jazz Company, et al.
                         c/o PricewaterhouseCoopers LLP
                                 P.O. Box 81109
                             Chicago, Illinois 60681

         The Bankruptcy Court also has approved a more detailed Sixth Amended Joint Disclosure Statement Pursuant to Section 1125 and 1127 of the Bankruptcy Code, dated September 3, 1998 (the "Full Disclosure Statement"). If you wish to obtain a copy of the Full Disclosure Statement, please contact in writing:

                             Vincent E. Lazar, Esq.
                                 Jenner & Block
                           One IBM Plaza - Suite 3800
                             Chicago, Illinois 60611

             THE PROPONENTS BELIEVE THAT ACCEPTANCE OF THE PROPOSED
                PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND
               THEIR CREDITORS AND URGE THAT CREDITORS CONTINUE TO
                         SUPPORT ACCEPTANCE OF THE PLAN.

                THE COMMITTEE OF UNSECURED CREDITORS APPOINTED IN
                    HJC'S CHAPTER 11 CASE SUPPORTS THE PLAN.

                 THE COMMITTEE OF BONDHOLDERS APPOINTED IN HJC'S
                       CHAPTER 11 CASE SUPPORTS THE PLAN.

Dated: September 3, 1998

                                  Respectfully submitted:

                                  /S/ DANIEL R. MURRAY
                                  --------------------------------------
                                  JENNER & BLOCK
                                  One IBM Plaza
                                  Chicago, Illinois 60611
                                  Telephone:  (312) 222-9350
                                  Fax:  (312) 840-7353


                                  /S/ WILLIAM H. PATRICK, III
                                  --------------------------------------
                                  WILLIAM HARDY PATRICK, III,
                                  A PROFESSIONAL CORPORATION
                                  10636 Linkwood Court
                                  Baton Rouge, Louisiana 70810-2854
                                  Telephone:  (504) 767-1460
                                  Fax:  (504) 769-0010

                                  Attorneys for Harrah's Jazz Company
                                  and Harrah's Jazz Finance Corp.


                                  /S/ JAN M. HAYDEN
                                  --------------------------------------
                                  HELLER, DRAPER, HAYDEN & HORN, L.L.C.
                                  650 Poydras Street, Suite 2500
                                  New Orleans, Louisiana 70130
                                  Telephone:  (504) 568-1888
                                  Fax:  (504) 522-0949

                                  Attorneys for Harrah's New Orleans
                                  Investment Company


                                  /S/ ROBERT J. ROSENBERG
                                  --------------------------------------
                                  LATHAM & WATKINS
                                  885 Third Avenue
                                  New York, New York 10022
                                  Telephone:  (212) 906-1200
                                  Fax:  (212) 751-4864

                                  Attorneys for Harrah's Entertainment, Inc.

                                    Exhibit A

       Third Amended Joint Plan of Reorganization Under Chapter 11 of the
             Bankruptcy Code, as Modified Through September 3, 1998

                           (See Accompanying Document)

                                Exhibit B

                Forecasted Condensed Financial Statements

               Summary of Significant Forecasted Assumptions

   (See Exhibit B to Accompanying Sixth Amended Joint Disclosure Statement)